EXHIBIT 4.2

FOURTH AMENDMENT TO
ASSET PURCHASE AGREEMENT

          THIS FOURTH AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Fourth Amendment”), dated May 11, 2005 is entered into by and among FINISAR CORPORATION, a Delaware corporation (“Purchaser”), DATA TRANSIT CORP., a Delaware corporation (“Seller”), and DALE T. SMITH and JANIS H. SMITH, individual residents of San Jose, California (collectively “Stockholder”). For the purposes of this Fourth Amendment, all capitalized terms used herein and not otherwise defined shall have the same meaning as ascribed to them in the Amended Agreement (as hereinafter defined).

WITNESSETH

          WHEREAS, Purchaser, Seller and Stockholder have entered into that certain Asset Purchase Agreement dated effective August 4, 2004 (the “Original Agreement”), which was amended on August 20, 2004, September 9, 2004 and December 9, 2004, upon the execution of the amendments to Asset Purchase Agreement (collectively, the “Amendments”) (the Original Agreement, as amended by the Amendments, shall hereinafter be referred to as the “Amended Agreement”), for the purposes and consideration therein expressed, pursuant to which Purchaser purchased substantially all the assets of Seller related to the Business, excluding cash and certain other assets as more particularly provided therein, and Purchaser agreed to assume certain of the liabilities of Seller related to the Business on the terms and conditions set forth therein;

          WHEREAS, the Closing the sale of the Purchased Assets, subject to the terms and conditions of the Amended Agreement occurred on August 6, 2004;

          WHEREAS, Purchaser and Seller desire to amend the Amended Agreement in order to reflect the changes hereinafter addressed;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Amended Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

I.

          Simultaneously with the execution and delivery of this Fourth Amendment, Purchaser shall execute and deliver to Seller an amended and restated Promissory Note in the form of Exhibit A hereto (“Amended and Restated Promissory Note”). Upon receipt of the Amended and Restated Note, Seller shall return to Purchaser the Promissory Note (the “Original Promissory Note”) delivered at the Closing. All amounts outstanding under the Original Promissory Note shall be transferred to, and be deemed to be outstanding under, the Amended and Restated Note.

II.

          Section 8.4 of the Amended Agreement is hereby amended by replacing the first sentence of Section 8.4(a) with the following sentence: “On or before May 20, 2005, Purchaser shall prepare and file with the SEC, and shall use all reasonable efforts to cause to become effective on or before June 6, 2005, a registration statement (the “Registration Statement”) on Form S-3 or on such other form as is then available under the Securities Act covering the resale of the shares of Purchaser Common Stock upon conversion of the Promissory Note (the “Registrable Securities”); provided, however, that Seller shall provide all such information and materials to Purchaser and take all such action as may be required in order to permit Purchaser to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement.”

III.

          Simultaneously with the execution and delivery of this Fourth Amendment, Purchaser shall execute and deliver to Seller an amended and restated promissory note in the form of Exhibit B hereto (the “Amended and Restated Seller Note”). Upon receipt of the Amended and Restated Seller Note, Purchaser shall return to Seller the promissory note (the “Original Seller Note”) delivered by Seller to Purchaser dated December 21, 2005. All amounts outstanding under the Original Seller Note shall be transferred to, and be deemed to be outstanding under, the Amended and Restated Seller Note.

IV.

          The Stock Resale Agreement is hereby terminated in all respects without liability or obligation of any party thereto.

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          All other provisions contained in the Amended Agreement are hereby ratified and remain in full force and effect except to the extent set forth in this Fourth Amendment.

EXECUTED AND DELIVERED effective as of May 11, 2005.

FINISAR CORPORATION

By:	/s/ S. K. Workman

Title:	CFO

DATA TRANSIT CORP.

By:	/s/ Dale Smith

Title:	CEO/CTO

STOCKHOLDER

/s/ Dale T. Smith

Dale T. Smith

/s/ Janis H. Smith

Janis H. Smith

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EXHIBIT A

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IN EFFECT WITH RESPECT TO THE NOTE OR AN OPINION OF COUNSEL SATISFACTORY TO FINISAR CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED AS A RESULT OF AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. ADDITIONALLY, THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE NOTE.

AUGUST 6, 2004	$16,270,000.00

FINISAR CORPORATION

AMENDED AND RESTATED 8% INSTALLMENT NOTE DUE AUGUST 5, 2006

          This Amended and Restated 8% Installment Note (this “Note”) is issued by Finisar Corporation, a Delaware corporation (the “Company”) to Data Transit Corp. (“Seller” and the initial “Holder”), pursuant to Section 3.3 of that certain Asset Purchase Agreement, dated as of August 4, 2004, among the Company, Seller and the other parties identified therein, as amended through May 11, 2005 (the “Purchase Agreement”). This Note evidences a portion of the consideration owed to the Holder in connection with the transaction evidenced by the Purchase Agreement. This Note replaces and supersedes that certain 8% Installment Note Due August 5, 2006 (the “Original Note”) that was delivered by the Company and accepted by the Seller on August 6, 2004.

          FOR VALUE RECEIVED, the Company promises to pay to the Holder the principal sum of Sixteen Million Two Hundred Seventy Thousand and no/100 Dollars ($16,270,000.00), on August 5, 2006 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the Principal Amount in accordance with the provisions hereof. This Note is subject to the following additional provisions.

          1. Definitions. In addition to the terms defined elsewhere in this Note (which are listed below with a cross reference to the section where the term is defined), (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms have the meanings indicated:

          “Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company thereof; (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) under applicable bankruptcy law the Company makes a general assignment for the benefit of creditors; (f) the Company fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

          “Closing Price” means, for any date, the price as reported by Bloomberg L.P. determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Seller.

          “Commission” means the Securities and Exchange Commission.

          “Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

          “Conversion and Interest Payment Amount” means, on any Conversion Date, a dollar amount equal to the product of (a) the Conversion Price then in effect, times (b) the Conversion Share Amount.

          “Conversion Date” means (i) the First Conversion Date and (ii) subject to the further terms hereof, the first Trading Day of each Installment Period.

          “Conversion Notice” means a written notice in the form attached hereto as Exhibit A.

          “Conversion Price” means, on each Conversion Date, the average Closing Price for the three Trading Days preceding that Conversion Date.

          “Conversion Share Amount” means, on each Conversion Date, a number of Underlying Shares equal to 10% of the applicable Reference Period Volume.

          “Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq Small Cap Market or the OTC Bulletin Board.

          “Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved Underlying Shares is sufficient for such issuance; (ii) the Underlying Shares are listed or quoted (and are not suspended from trading) on an Eligible Market and the Underlying Shares are approved for listing on such Eligible Market upon issuance; (iii) such issuance would be permitted in full without violating the rules or regulations of the Eligible Market on which the Underlying Shares are listed or quoted; (iv) no Event of Default nor any event that with the passage of time and without being cured would constitute a Event of Default has occurred and not been cured; (v) either (A) all of the shares of Common Stock to be issued on such date shall be eligible for resale under an effective registration statement which shall not have expired or been terminated, suspended or otherwise be unavailable with respect to sales of Converted Shares and the Company shall not at that time be exercising its “Suspension Right” (as defined in the Purchase Agreement) with respect thereto or (B) the Rule 144 Condition shall at that time be satisfied; and (vi) the Conversion Price is greater than or equal to the Floor Price.

          “Event of Default” shall have the meaning set forth in Section 9.

          “First Conversion Date” means the first Monday that is at least four (4) Trading Days subsequent to the Initial Conversion Event; provided however, if such Monday is not a Trading Day, then the First Conversion Date shall be the next Trading Day.

          “Floor Price” means $.50 per share of Common Stock.

          “Initial Conversion Event” means the sooner to occur of (i) the date that a registration statement with respect to the Underlying Shares shall have been declared effective by the Commission and (ii) the Rule 144 Sale Date.

          “Installment Period” means, subject to the further terms of this Note, each successive period of three consecutive weeks, which period shall begin on the first Monday and end on the last Sunday of such period, during the Term hereof and the first Trading Day of which shall be a Conversion Date.

          “Original Issue Date” means the date of the first issuance of this Note.

          “Principal Amount” means on any day the then remaining outstanding, unpaid and unconverted principal amount of this Note.

          “Reference Period” means for each Conversion Date the 14-day period ending on the Sunday immediately preceding that Conversion Date; each Reference Period shall begin on a Monday and end on a

Sunday. In determining the Reference Period for a Conversion Date, the proviso contained in the definition of the terms “First Conversion Date” shall be disregarded.

“Reference Period Volume” means the total trading volume for shares of Common Stock on the Nasdaq National Market or the primary other Eligible Market during any Reference Period as reported by Bloomberg L.P., or any successor performing similar functions.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act as in effect from time to time.

“Rule 144 Condition” means that the Holder may at that time actually sell Underlying Shares pursuant to Rule 144; provided, however, that if at any time the Holder may not sell Underlying Shares pursuant to Rule 144 due to the volume or any other restrictions thereunder then the Rule 144 Condition shall be deemed not to be satisfied until such time as such restrictions or limitations have been satisfied.

“Rule 144 Sale Date” means the first date on which the Company shall have received an opinion, which opinion and which counsel shall be reasonably acceptable to the Holder and the Company, to the effect that the Holder may sell Underlying Shares pursuant to and in compliance with Rule 144; provided, however, that in no event shall the Rule 144 Sale Date be a day that is earlier than one day after the first anniversary of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Term” means the period of time beginning on the date hereof and continuing thereafter while the Principal Amount and any interest accrued thereon remains unpaid in whole or in part.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on any Eligible Market, or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the Nasdaq National Market (or any successor thereto).

“Transfer” means, with respect to this Note, a sale, assignment, transfer or exchange of, the grant of a mortgage, pledge, security interest or other encumbrance on or with respect to, or any other disposition hereof (including, without limitation, by operation of law).

“Transfer Agent” means American Stock Transfer and Trust Company or any successor thereto.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Principal Amount and in payment of accrued and unpaid interest.

Other Defined Terms	Section Where Defined
Alternate Consideration	Section 12(b)
Company	Opening Paragraph
Conversion Schedule	Section 6(b)
Converted Shares	Section 7(a)
Event of Default	Section 9(a)
Event Notice	Section 9(b)
Event Price	Section 9(b)
Fundamental Transaction	Section 12(b)
Holder	Opening Paragraph
Maturity Date	Second Opening Paragraph
New Note	Section 5(b)
Note	Opening Paragraph
Note Register	Section 4
Permitted Transfer	Section 5(a)
Prepayment Notice	Section 8
Prepayment Notice Date	Section 8
Purchase Agreement	Opening Paragraph
Seller	Opening Paragraph

          2. Waiver of Offset; Payment of Principal Amount.

          (a) The Company hereby waives and relinquishes any and all rights to set off any amount due or payable by it hereunder against any obligations of the Seller or any of its Affiliates now or hereafter existing or arising under the Purchase Agreement, any Ancillary Agreement or otherwise.

          (b) The Principal Amount shall be due and payable in cash on the Maturity Date.

          3. Interest.

          (a) The Company shall pay interest to the Holder on the Principal Amount at the rate of 8% per annum, payable in Common Stock on Conversion Dates as the Principal Amount is converted as provided in Sections 6 and 7. Beginning on the Original Issue Date and continuing until November 15, 2004, no interest shall have accrued on the portion of the Principal Amount equal to Three Million One Hundred Eighty-Eight Thousand Three Hundred Seventy-Five and no/100 Dollars ($3,188,375). Beginning on November 15, 2004 and continuing until February 4, 2005, no interest shall have accrued on the portion of the Principal Amount equal to Five Hundred Thirty-One Thousand Four Hundred Six and no/100 Dollars ($531,406).

          (b) Interest shall be calculated on the basis of a 365-day year and shall accrue daily commencing on the Original Issue Date. Interest paid in Underlying Shares shall be rounded up to the nearest whole share and otherwise paid as provided in Sections 6 and 7.

          (c) Notwithstanding the foregoing, the Company may not pay the interest in Common Stock unless, at such time, the Equity Conditions are satisfied with respect to such Common Stock.

          4. Note Register. The Company shall register this Note upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary.

          5. Registration of Permitted Transfers and Exchanges.

          (a) No Holder shall Transfer all or any portion of this Note without the prior written consent of the Company (which consent may be withheld at the discretion of the Company), except (i) a Transfer to a spouse, children (natural or adopted), stepchildren, grandchildren or descendants or a trust for the benefit of any of them, or an entity or foundation owned by a Holder, a spouse, children (natural or adopted), stepchildren, grandchildren or descendants; or (ii) a Transfer by any Holder to an Affiliate of such Holder (any such Transfer, a “Permitted Transfer”).

          (b) The Company shall register the Permitted Transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such Permitted Transfer, a new note, in substantially the form of this Note (any such new note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee (each, a “Holder”) and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. No service charge or other fee will be imposed in connection with any such registration of Permitted Transfer.

          (c) Each New Note shall have the following legend affixed:

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IN EFFECT WITH RESPECT TO THE NOTE OR AN OPINION OF COUNSEL SATISFACTORY TO FINISAR CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED AS A RESULT OF AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. ADDITIONALLY, THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE NOTE.

          6. Conversion of the Principal Amount and Payment of Interest in Underlying Shares.

          (a) Mandatory Conversion of Principal Amount and Payment of Interest. Subject to limitations set forth in this Section 6 and in accordance with the procedures set forth in Section 7, following the Initial Conversion Event, this Note shall be payable and convertible on successive Conversion Dates in installments of Underlying Shares, each of which installment shall equal the Conversion and Interest Payment Amount. The Conversion and Interest Payment Amount on each Conversion Date will be applied first to payment of accrued and unpaid interest and then to conversion of the Principal Amount. Subject to the limitations expressed in the first sentence of this subsection 6(a), the Conversion and Interest Payment Amount shall automatically convert into and be payable with Underlying Shares on each Conversion Date (in each case based on the Conversion Share Amount and Conversion Price applicable to such Conversion Date). The Principal Amount shall not convert into Underlying Shares, and interest shall not be paid in the form of Underlying Shares, except in each case as provided in this Section 6.

          (b) Conversion Schedule. On each Conversion Date, the Company shall deliver a Conversion Notice to the Holder and the Transfer Agent, instructing the Transfer Agent to issue the Converted Shares to the Holder at the address specified in writing by the Holder to the Company from time to time together with a schedule in the form of Schedule I attached hereto (the “Conversion Schedule”).

          (c) Conversion Restrictions.

          (i) Notwithstanding anything to the contrary contained herein, this Note shall not be convertible to the extent that such conversion or exercise would result in the Holder owning more than 4.99% of the outstanding shares of the Common Stock of the Issuer at the date of conversion, other than in connection with a Fundamental Transaction as contemplated in Section 12(b).

          (ii) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any conversion of, or payment of interest on, this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that the voting power represented by the Underlying Shares into which this Note may be converted or with which interest may be paid (together with all Underlying Shares into which this Note shall theretofore have been converted and with which interest shall theretofore have been paid) will not exceed 19.9% of the voting power represented by all of the issued and outstanding shares of Common Stock of the Company before such conversion.

          (iii) If a conversion or payment of interest hereunder may not be effected in full due to the application of this Section 6(c), the Company shall honor and effect such conversion and interest payment to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the Principal Amount which has not been converted.

          (d) Equity Conditions. Notwithstanding anything contained in this Section 6 to the contrary, if the Equity Conditions are not satisfied on any Conversion Date, then the payment of interest and conversion under subsection 6(a) shall not occur on such Conversion Date, and such day shall no longer be considered a Conversion Date for any purpose. Subject to the terms of this Note, the Installment Period that, in the absence of the failure to satisfy the Equity Conditions, would have commenced on the Monday of the week in which the former Conversion Date occurred shall instead commence on the first Monday occurring at least five Trading Days after the date on which the Equity Conditions are next satisfied, and the next Conversion Date would be the first Trading Day of such Installment Period; provided that, if the Floor Price shall exceed the Conversion Price on two consecutive Conversion Dates during the Term, item (vii) of the Equity Conditions shall thereafter not be considered in determining whether the Equity Conditions shall have been satisfied.

For example, subject to the foregoing proviso, if accrued interest on this Note were to be paid and a part of the Principal Amount were to convert on Monday September 13, 2004 in accordance with this Section 6, then such date would be a Conversion Date. If on such date the Equity Conditions are not satisfied, no such payment of interest or conversion would occur on such Conversion Date, and in such event, that day would no longer be a Conversion Date for any purpose. In this example, the Equity Conditions are assumed to be next satisfied on Friday September 17, 2004. Subject to the terms of this Note, the Installment Period that, in the absence of the aforementioned condition, would have commenced on September 13, 2004, would instead commence on Monday, September 27, 2004, and the Conversion Date shall be the first Trading Day of that Installment Period.

          (e) Option to pay in Cash. Notwithstanding anything contained in this Section 6 to the contrary, the Company may pay cash in lieu of issuing Underlying Shares on conversion of the Principal Amount or payment of accrued interest thereon on any Conversion Date without advance notice, so long as such cash payment is greater than or equal to the applicable Conversion and Interest Payment Amount.

          7. Mechanics of Conversion.

          (a) The number of Underlying Shares issuable on each Conversion Date as provided in Section 6 shall equal the Conversion and Interest Payment Amount, divided by the Conversion Price on that Conversion Date (for each conversion, the “Converted Shares”).

          (b) Upon each conversion of this Note, the Company shall promptly (but in no event later than the second Trading Day following each Conversion Notice) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder a certificate representing the Converted Shares issuable upon such conversion, bearing the following legend, if applicable:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO FINISAR CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

          (c) Notwithstanding subsection (b) above, the Company shall, if requested by the Holder in connection with one or more Conversion Dates, cause its legal counsel to consult with the Company’s transfer agent with a view to causing the certificates representing Converted Shares to be issued without restrictive legends in accordance with applicable laws and regulations. The Holder agrees, at the Company’s expense, to cooperate with the Company in this regard and to execute certificates, questionnaires and any other documents reasonably requested by the Company’s legal counsel for such purpose.

          (d) The Holder shall be deemed to have become holder of record of such Converted Shares as of the Conversion Date.

          (e) The Holder shall not deliver the original Note upon a conversion hereunder, except upon the final conversion resulting in payment of the Principal Amount and accrued interest in full, at which time Holder shall deliver this Note marked “Cancelled — Paid in Full.” Rather, execution and delivery of the Conversion Notice shall have the same effect as a prepayment of a portion of the Principal Amount to the extent converted by the issuance of Conversion and Interest Payment Amounts as provided in Section 6.

          8. Prepayments. At any time following the Original Issue Date and prior to the Maturity Date, upon delivery of a written notice to the Holder (a “Prepayment Notice” and the date such notice is delivered by the Company, the “Prepayment Notice Date”), the Company shall be entitled to prepay in cash all or any part of the Principal Amount (together with the accrued and unpaid interest in the portion so prepaid). Once delivered, the Company shall not be entitled to rescind a Prepayment Notice. The prepayment shall be due on the 5th Trading Day immediately following the Prepayment Notice Date.

          9. Events of Default.

          (a) “Event of Default” means any default by the Company in the payment or conversion (free of any claim of subordination) of the Principal Amount or interest thereon, as and when the same becomes due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or prepayment or otherwise).

          (b) At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an “Event Notice”), to require the Company to repurchase all or any portion of the Principal Amount, at a repurchase price equal to the balance thereof, plus all accrued but unpaid interest thereon, through the date of payment. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the aggregate Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver the original Note.

          (c) Upon the occurrence of any Bankruptcy Event, all of the Principal Amount and accrued but unpaid interest thereon shall immediately become due and payable in full in cash, without any further action by the Holder, and the Company shall immediately be obligated to repurchase this Note at the Event Price pursuant to the preceding paragraph as if the Holder had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

          (d) In connection with any Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

       10. Charges, Taxes and Expenses. Issuance of certificates for Converted Shares shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Converted Shares or this Note in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Converted Shares in respect hereof (including receiving the Converted Shares in full or partial payment of the purchase price under the Purchase Agreement).

       11. Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Note (taking into account the adjustments contemplated by Section 12), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company covenants that, once the Registration Statement becomes effective, it shall keep the Registration Statement effective as agreed in the Purchase Agreement.

       12. Certain Adjustments. Certain provisions of this Note are subject to adjustment from time to time as set forth in this Section 12.

          (a) Stock Dividends and Splits. If the Company, (i) pays or declares a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case an equitable adjustment shall be made such that (A) the Floor Price shall be proportionately adjusted to reflect such event, (B) the Conversion Share Amount, if such event shall occur during a Reference Period, shall be proportionately adjusted to reflect such event and (C) the Conversion Price shall be proportionately and equitably adjusted if, and only if, the effective date for such event is Conversion Date or one of the three Trading Days to be used for the determination of the Conversion Price. Any adjustment made pursuant to this paragraph shall become effective immediately after the agreed determination of the Company and the Holder.

          (b) Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company (other than any dividends, distributions and other transactions to which Section 12(a) applies and ordinary dividends and distributions paid exclusively in cash) or evidences of its indebtedness or other assets, including securities, or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 12(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction must issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration and deliver an undertaking pursuant to which it will assume the obligation to comply with the provisions of Sections 8.3, 8.4 and 8.9 and Article XIII of the Purchase Agreement with respect to such Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms (i) requiring any such successor or surviving entity to comply with the provisions of this paragraph (b), (ii) providing that the issuance price of such Alternate Consideration shall at the time of issuance be based on the principles upon which the Underlying Shares are priced hereunder and (iii) insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing, if the Alternate Consideration is cash or is not freely saleable by Holder without restriction under the Securities Act then upon the consummation of such transaction the Holder may elect to convert the Principal Amount and receive cash in connection with such Fundamental Transaction or to have the then Principal Amount (together with all accrued but unpaid interest thereon) paid to it in full in cash in connection with such Fundamental Transaction.

          (c) Calculations. All calculations under this Section 12 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (d) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 12, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder.

          (e) Notice of Corporate Events. If the Company (i) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any transaction of the type described by the last sentence of Section 12(b) or (ii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

          13. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

          14. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (Sunnyvale, California time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Sunnyvale, California time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 1308 Moffett Park Drive, Sunnyvale, California 94089, facsimile: (408) 542-3885, attention Chief Financial Officer, or such other address or facsimile number as the Company may provide to the Holder in accordance with this Section or (ii) if to the Holder, to the address or facsimile number appearing on the Company’s stockholder records or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

          15. Miscellaneous.

          (a) This Note shall be binding on and inure to the benefit of the Holder and the Company and their respective permitted successors and assigns.

          (b) Subject to Section 15(a), above, nothing in this Note shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Note. This Note shall inure to the sole and exclusive benefit of the Company and the Holder.

          (c) GOVERNING LAW. THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          (d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

          (e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

          (f) No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, by the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

          (g) In view of the factors involved in the transactions contemplated by this Note, and in particular Sections 6 and 7, the Holder would not have an adequate remedy at law for money damages in the event that this Note has not been performed in accordance with its terms. Holder therefore shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

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SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

FINISAR CORPORATION

By:	COPY FOR EXHIBIT PURPOSES

Name: Jerry S. Rawls
Title: President and Chief Executive Officer

EXHIBIT A

CONVERSION NOTICE

(To be delivered by the Company on each Conversion Date)

The undersigned hereby confirms that the Principal Amount indicated below converts into shares of Common Stock of the Company, as of the date written below. If shares are to be issued in the name of a Person other than the Holder listed below, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Note.

Conversion calculations:

Conversion Date

Principal amount of Note owned prior to conversion

Principal amount of Note to be Converted

Principal amount of Note remaining after Conversion

Amount of Interest to be paid on Conversion Date

Number of Shares of Common Stock to be Issued

Applicable Conversion Price

FINISAR CORPORATION

By:

Name:
Title:

By accepting the delivery of this Conversion Notice the Holder represents and warrants to the Company that its ownership of the Common Stock does not exceed the restrictions set forth in Section 6(c) of the Note.

Schedule I

CONVERSION SCHEDULE

Amended and Restated 8% Installment Note due August 5, 2006 in the original principal amount of $16,270,000 issued by Finisar Corporation. This Conversion Schedule reflects conversions made under the above referenced Note through the date hereof.

Dated: ___________

Aggregate Principal
Amount Remaining
Subsequent to
Date of Conversion	Amount of Conversion	Conversion	Applicable Conversion Price